Filed Pursuant to Rule 424(b)(7)
Registration Number 333-137723

PROSPECTUS SUPPLEMENT NO. 1
(To Prospectus dated November 9, 2006)

$275,000,000

4% Convertible Senior Notes due 2013
Shares of Common Stock Issuable upon Conversion of the Notes

     This prospectus supplement supplements information contained in the prospectus dated November 9, 2006 covering resales by selling security holders of our 4% Convertible Senior Notes due 2013 and common stock issuable upon conversion of the notes. This prospectus supplement is not complete without, and may not be delivered or utilized except in combination with, the prospectus, including any amendments or supplements thereto. This prospectus supplement is incorporated by reference into the prospectus and should be read in conjunction with the prospectus. The terms of the notes and the common stock are set forth in the prospectus.

     Investing in the notes involves risks. “Risk Factors” begins on page 7 of the prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is January 8, 2007

     The section entitled “Selling Security Holders” in the prospectus is superceded in its entirety with the following:

SELLING SECURITY HOLDERS

     We originally sold the notes to Goldman, Sachs & Co. and UBS Securities LLC (which we refer to as the initial purchasers in this prospectus) in private placements in May and June 2006. The notes were immediately resold by the initial purchasers in transactions exempt from registration under Rule 144A under the Securities Act. Selling security holders, which term includes their transferees, pledgees, donees or their successors, may from time to time offer and sell the notes and the common stock into which the notes are convertible pursuant to this prospectus or any applicable prospectus supplement.

     The following table sets forth certain information concerning the principal amount of notes beneficially owned and the number of shares of common stock issuable on conversion of those notes that may be offered from time to time under this prospectus by the selling security holders named in the table. None of these selling security holders is a registered broker-dealer. We prepared this table based on the information supplied to us by the selling security holders named in the table and we have not sought to verify such information. This table only reflects information regarding selling security holders who have provided us with such information. To the extent that successors to the named selling security holders wish to sell under this prospectus, we will file a prospectus supplement identifying such successors as selling security holders. We expect that we will update this table as we receive more information from holders of the notes who have not yet provided us with their information. We will supplement or amend this prospectus to include additional selling security holders on request and on provision of all required information to us. Information concerning the selling security holders may change from time to time and any changed information will be set forth in amendments or supplements to this prospectus if and when necessary.

     The number of shares of common stock issuable on conversion of the notes shown in the table below assumes conversion of the full amount of notes held by each selling security holder at an initial conversion rate of 104.7120 shares of our common stock per $1,000 principal amount of notes. This conversion rate is subject to adjustment as described under “Description of the Notes—Anti-dilution Adjustments” and “—Adjustment to Conversion Rate Upon a Fundamental Change.” Accordingly, the number of conversion shares may increase or decrease from time to time. Fractional shares will not be issued upon the conversion of the notes. Cash will be paid instead of fractional shares, if any. Because the selling security holders may offer all or some portion of the notes or the shares of common stock issuable on conversion of the notes pursuant to this prospectus, we have assumed for purposes of the table below that the selling security holders will sell all of the notes and all of the shares of common stock offered by this prospectus pursuant to this prospectus. In addition, the selling security holders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes in transactions exempt from the registration requirements of the Securities Act since the date on which they provided the information to us regarding their holdings.

Name of Beneficial Owner	Principal Amount of Notes Beneficially Owned and Offered (1)	Percentage of Notes Outstanding	Shares of Common Stock Beneficially Owned Excluding the Offering	Conversion Shares of Common Stock Offered

AHFP Context	$600,000	*	—	62,827
Altma Fund SICAV Plc in Respect of the Grafton Sub Fund	$1,850,000	*	—	193,717
Canyon Capital Arbitrage Master Fund, Ltd.	$2,310,000	*	—	241,885
Canyon Value Realization Fund, L.P.	$1,190,000	*	—	124,607
Canyon Value Realization MAC 18 Ltd.	$350,000	*	—	36,649
CIBC World Markets Corp	$2,500,000	*	—	261,780
Citadel Equity Fund, Ltd. (2)	$22,500,000	8.2%	—	2,356,020
Context Advantage Master Fund, L.P.	$4,400,000	1.6%	—	460,733
Cowen & Company, L.L.C.	$5,500,000	2.0%	—	575,916
CSS, LLC	$2,000,000	*	—	209,424
DBAG London	$23,165,000	8.4%	—	2,425,653
D.E. Shaw Valence Portfolios, L.L.C.	$5,000,000	1.8%	—	523,560
Ellington Overseas Partners, Ltd. (3)	$500,000	*	—	52,356
Finch Tactical Plus Class B	$250,000	*	—	26,178
Fore Convertible Master Fund, Ltd.	$12,628,000	4.6%	—	1,322,303
Fore Erisa Fund, Ltd.	$1,372,000	*	—	143,665
Forest Global Convertible Master Fund, L.P.	$9,640,000	3.5%	—	1,009,424
Forest Multi-Strategy Master Fund SPC, on behalf of its Multi-Strategy Segregated Portfolio	$481,000	*	—	50,366
Franklin Income Fund	$43,600,000	15.9%	—	4,565,443
Franklin Income Securities Fund	$6,965,000	2.5%	—	729,319
FTIF Franklin Income Fund	$900,000	*	—	94,241
Geode Capital Master Fund Ltd.	$7,000,000	2.5%	—	732,984
Goldman, Sachs & Co.	$9,885,000	3.6%	—	1,035,078
Grace Convertible Arbitrage Fund, Ltd.	$2,500,000	*	—	261,780
HFR CA Global Opportunity Master Trust	$4,840,000	1.8%	—	506,806
HFR RVA Select Performance Master Trust	$743,000	*	—	77,801
Highbridge International LLC	$33,000,000	12.0%	—	3,455,496
Institutional Benchmarks Master Fund Ltd.	$1,969,000	*	—	206,178
Institutional Benchmarks Series (Master Feeder) Limited in Respect of Alcor Series	$250,000	*	—	26,178
Linden Capital LP	$16,500,000	6.0%	—	1,727,748
LLT Limited	$2,108,000	*	—	220,733
Lyxor/Context Fund Ltd.	$1,100,000	*	—	115,182
Lyxor/Forest Fund Limited	$8,783,000	3.2%	—	919,686
Satellite Convertible Arbitrade Master Fund LLC	$10,000,000	3.6%	—	1,047,120
The Canyon Value Realization Fund (Cayman), Ltd.	$3,150,000	1.1%	—	329,843
Thomas Weisel Partners	$1,000,000	*	—	104,712
Tribeca Global Convertible Investments, LTD	$16,500,000	6.0%	—	1,727,748
Worldwide Transactions Limited	$550,000	*	—	57,592

*	Less than one percent.

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(1)	Beneficial ownership is determined with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to stock options and warrants currently exercisable or exercisable within 60 days are deemed to be outstanding for computing the percentage ownership of the person holding such options and the percentage ownership of any group of which the holder is a member, but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown beneficially owned by them.

(2)	Citadel Limited Partnership (“CLP”) is the trading manager of Citadel Equity Fund Ltd. and consequently has investment discretion over securities held by Citadel Equity Fund Ltd. Citadel Investment Group, L.L.C. (“CIG”) controls CLP. Kenneth C. Griffin controls CIG and therefore has ultimate investment discretion over securities held by Citadel Equity Fund Ltd. CLP, CIG and Mr. Griffin each disclaim beneficial ownership of the shares held by Citadel Equity Fund Ltd.

(3)	Ellington Management Group, LLC is the investment adviser of the selling security holder. Michael Vranos, as principal of Ellington Management Group, LLC, has voting and investment control of the securities offered hereby. Mr. Vranos disclaims beneficial ownership over the Registrable Securities except to the extent of any indirect ownership interest he may have in such securities through his economic participation in the selling security holder.